UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A
 (RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
 SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
 the Securities Exchange Act of 1934

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FEG Directional Access TEI Fund LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proposal I: Approval Of New Fund Investment Management Agreement Reflecting New Ownership of FEG and FEG Investors, LLC (the investment manager).

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The fund sent you proxy materials to register your vote for the Special Meeting of Shareholders to be held on November 28, 2017. I am calling to ask for your vote regarding the proposal. The Board of Directors of the Fund has recommended you vote yes on the proposal.

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On September 15, 2017, Fund Evaluation Group Employee Stock Ownership Trust, a voting trust administered by Argent Trust Company as trustee, acquired Fund Evaluation Group 2017, Inc., the indirect parent company of the Fund’s investment manager, FEG Investors, LLC. The transaction resulted in an “assignment” and therefore a termination of, the investment management agreement between Fund Evaluation Group and the Fund. In order for the Fund to continue receiving uninterrupted investment management services, the Fund’s members will need to vote on the proposal described herein to approve a new investment management agreement on behalf of the Fund.

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The Board of Directors of the Fund approved a proposed new investment management agreement on September 11, 2017. The Board also approved an interim management agreement, which became effective upon consummation of the transaction. The Interim Management Agreement provides that, effective for up to 150 days following the date of the consummation of the transaction (September 15, 2017), and until approval of the New Management Agreement, FEG will continue to act as investment manager to the Fund on identical terms as under the Prior Management Agreement. Because the fund is being liquidated, the Fund will charge no management fee. The Board seeks to obtain the approval from the Fund’s members of the new investment management agreement.

Proposal II: Approval Of Fund Deregistration.

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The fund sent you proxy materials to register your vote for the Special Meeting of Shareholders to be held on November 28, 2017. I am calling to ask for your vote regarding the proposal. The Board of Directors of the Fund has recommended you vote yes on the proposal.

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The Fund is currently operating under a plan of liquidation and dissolution as approved by the Board on May 31, 2017. It is expected that the liquidation and dissolution of the Fund will not be completed prior to the expiration of the interim management agreement. Therefore, the Fund is soliciting approval from its members of the new investment management agreement. The Fund is also soliciting approval from its members for the officers of the Fund to file an application for deregistration.

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Management of the Fund has determined that the Fund is no longer required to be registered as an investment company pursuant to the 1940 Act. Management believes it will be in the best interest of members of the Fund for the Fund to no longer be so registered. Deregistration under the 1940 Act is expected to result in a substantial reduction in the regulatory burden to which the Fund is currently subject, which is expected to result in decreased administrative costs. Deregistration will also remove the protections of the 1940 Act for members of the Fund, including director independence requirements.

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The terms of the Fund during the duration of its liquidation, including not charging a management fee, will not change as a result of the new investment management agreement. The value of your investment will not change. The costs associated with holding shares of the Fund will remain the same. FEG, through its employees, will continue in its role in providing day-to-day investment management services to the Fund as it continues to be liquidated.

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You may return the enclosed proxy/voting instruction card by mail, fax or email, as set forth within the proxy documents. You are also welcome to attend the special meeting in person on November 28, 2017 at noon Eastern Time at FEG’s headquarters (201 E. Fifth Street, Suite 1600, Cincinnati, OH 45202).

•	Any expenses related to solicitation of this proxy will be borne in full by FEG, not the Fund or its investors.